ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of May 7, 2010, by and between FARMERS STATE BANK OF ALTO PASS, ILL., an Illinois state bank having its executive offices in Harrisburg, Illinois (“Assignor”) and GERMAN AMERICAN BANCORP, an Indiana banking corporation having its executive offices in Jasper, Indiana (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Branch Purchase Agreement, dated as of February 17, 2010 (the “Purchase Agreement”), pursuant to which Assignee has agreed to purchase the Assets and assume the Liabilities associated with two of Assignor’s branch offices; and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth herein, and this Agreement is contemplated by Section 6(a)(7) of the Purchase Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.           Capitalized Terms.  Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2.           Assignment and Assumption.  Effective as of the Effective Time, Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all of Assignor’s right, title, benefit, privileges and interest in and to, and all of Assignor’s burdens, obligations and liabilities in connection with each of the Liabilities.  For the avoidance of doubt, this assumption includes, without limitation, and only to the extent that such are to be paid or performed after the Effective Time, all of Assignor's duties, responsibilities and obligations under (a) each of the Assigned Contracts that are being assigned to Assignee as of the Effective Time (as defined in Section 1(g) of the Purchase Agreement and as contemplated by Section 2(a)(2) of the Purchase Agreement) and (b) each of the obligations of Assignor to extend credit (pursuant to lines of credit or letters of credit) to or for the account of borrowers under the Loans (as contemplated by Section 2(a)(3) of the Purchase Agreement) to the extent specifically identified on the Draft Loan Schedule delivered at the closing of the transactions contemplated by the Purchase Agreement; provided, however, and for the avoidance of doubt, that Assignee's assumption of such obligations to extend credit shall not include any  commitments to extend credit to the customers identified as borrowers under the Kick-Out Loans Schedule and their affiliates and related parties. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the Liabilities to be observed, performed, paid or discharged from and after the Effective Time, in connection with the Liabilities.  Assignee assumes no liabilities, other than the Liabilities, and the parties hereto agree that all such liabilities, other than the Liabilities, shall remain the sole responsibility of Assignor.

For any financing statement, or Uniform Commercial Code (“UCC”) related document, filed in any jurisdiction, identifying Assignor as secured party with respect to any security interest in collateral being assigned hereunder, the Assignor hereby irrevocably authorizes, consents and appoints Assignee to take all such action, or to file, or provide any such document, that may be acquired, or that Assignee may desire, to amend, alter or modify any such financing statement, or UCC-related document, to designate Assignee as the new secured party and assignee of all right, title and interest that Assignor may have possessed as secured party under any such financing statements or UCC-related documents, without any further notice required to be provided to, or consent required of Assignor.

3.           Terms of the Purchase Agreement.  The terms of the Purchase Agreement, including but not limited to Assignor’s and Assignee’s respective, representations, warranties, covenants, agreements and indemnities relating to the Liabilities, are incorporated herein by this reference.  Each of Assignor and Assignee acknowledges and agrees that its respective representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.           Further Actions.  Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement to the extent not inconsistent with the terms of the Purchase Agreement.

5.           Governing Law.  This Agreement will be governed by and construed under the laws of the State of Indiana, without regard to conflicts-of-laws principles that would require the application of any other law.

6.           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.           Assignments, Successors and No Third-Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee.

8.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR:

FARMERS STATE BANK OF ALTO PASS, ILL.

By:	Thomas W. Franks
Name:	Thomas W. Franks
Title:	Chairman

ASSIGNEE:

GERMAN AMERICAN BANCORP

By:	Mark A. Schroeder
Name:	Mark A. Schroeder
Title:	Chairman and CEO

[Signature Page to Assignment and Assumption Agreement]